Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
ALIMERA SCIENCES, INC.
     Alimera Sciences, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
     DOES HEREBY CERTIFY:
     FIRST: That the name of this corporation is Alimera Sciences, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on June 4, 2003 under the name Alimera Sciences, Inc.
     SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Restated Certificate of Incorporation of this corporation filed with the Delaware Secretary of State on March 14, 2008 (the “Prior Restated Certificate”), declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
     RESOLVED, that the Prior Restated Certificate of this corporation be amended and restated in its entirety as follows (as so amended and restated, this “Restated Certificate of Incorporation”):
ARTICLE I
     The name of this corporation shall be “Alimera Sciences, Inc.” (the “Corporation”).
ARTICLE II
     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the registered agent is The Corporation Trust Company.
ARTICLE III
     The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
ARTICLE IV
     The Corporation shall have the authority to issue 176,443,818 shares of capital stock, $0.01 par value per share, of which 100,000,000 shares shall be designated Common Stock (the “Common Stock”) and 76,443,818 shares shall be designated Preferred Stock (the “Preferred Stock”), of which 22,524,545 shares of Preferred Stock shall be designated Series A Preferred

Stock (the “Series A Preferred Stock”), 24,302,903 shares of Preferred Stock shall be designated Series B Preferred Stock (the “Series B Preferred Stock”), 19,744,246 shares of Preferred Stock shall be designated Series C Preferred Stock (the “Series C Preferred Stock”) and 9,872,124 shares of Preferred Stock shall be designated Series C-1 Preferred Stock (the “Series C-1 Preferred Stock”). The Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series C-1 Preferred Stock shall have the rights, preferences, privileges and restrictions set forth below in Article V.
ARTICLE V
     The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series C-1 Preferred Stock are as follows.
     A. Dividends.
          1. Dividend Accruals and Payments. The holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock shall be entitled, consistent with Delaware law, to receive, out of the assets of the Corporation legally available therefor, cumulative dividends at an annual rate of eight percent (8.0%) on the Series A Original Price (as defined in Section E below), the Series B Original Price (as defined in Section E below), the Series C Original Price (as defined in Section E below) or the Series C-1 Original Price (as defined in Section E below), as applicable (subject in each case to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). Notwithstanding the foregoing, upon the failure or inability of the Corporation to redeem any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series C-1 Preferred Stock when due pursuant to Section C below, whether as a result of legal restrictions or otherwise, the annual dividend rate on such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock shall thereafter be increased to twelve percent (12.0%). All such dividends shall be calculated based on a 365-day year, shall be cumulative and shall accrue, whether or not declared, on each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock. Such dividends shall be due and payable with respect to a share of Preferred Stock (i) when, as and if declared by the Board of Directors of the Corporation, (ii) upon a Liquidating Event (as defined below), or (iii) upon redemption of such share of Preferred Stock pursuant to Section C below. The Board of Directors of the Corporation may fix in advance a record date for the determination of holders of shares of Preferred Stock entitled to receive payment of any dividend thereon, which record date shall be no more than thirty (30) calendar days and no less than ten (10) calendar days prior to the date fixed for the payment thereof.
     No cash dividend or other distribution (other than a stock dividend giving rise to an adjustment under Section F hereof and made in accordance with the provisions of this Restated Certificate of Incorporation) shall be paid, or declared and set apart for payment, on any share of Common Stock, nor shall any share of Common Stock be repurchased or redeemed by the Corporation (other than acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Corporation) unless (i) all accrued but unpaid dividends on all shares of Preferred Stock pursuant to the first paragraph of this Subsection A.1 as of the date of such dividend or other distribution have been paid in full, and (ii) a pro rata cash dividend or other distribution is paid, or declared and set apart for payment, with respect to all outstanding shares of Preferred Stock based on the number of shares of Common Stock into which such shares of Preferred Stock are then convertible pursuant to Section E hereof as of the record date for determination of the holders of capital stock of the Corporation entitled to such dividend or distribution; provided, however, that in determining the Series A Conversion Ratio for the aforesaid calculation each share of Series A Preferred Stock shall first be deemed to have been paid a dividend payment in the amount of the applicable Convertible Dividend.
          2. Ratable Allocation of Dividends. If at any time the Corporation pays a dividend or distribution on the Preferred Stock in an amount less than the total amount of dividends then accrued or declared and payable with respect to all shares of Preferred Stock, such payment will be distributed ratably among the holders of shares of Preferred Stock pro rata in proportion to the accrued or declared dividends that are then unpaid for the shares of Preferred Stock held by each such holder up to the aggregate amount of all dividends accrued or otherwise payable on such Preferred Stock.
     B. Preference on Liquidation.
          1. Upon the occurrence of any Liquidating Event, before any payment shall be made in respect of the Corporation’s Common Stock, (i) each holder of Series A Preferred Stock then outstanding shall be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the Series A Original Price per share of Series A Preferred Stock, plus accrued or declared dividends that are then unpaid for each share of Series A Preferred Stock then held by them (the “Series A Preference Amount”), (ii) each holder of Series B Preferred Stock then outstanding shall be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the Series B Original Price per share of Series B Preferred Stock, plus accrued or declared dividends that are then unpaid for each share of Series B Preferred Stock then held by them (the “Series B Preference Amount”) , (iii) each holder of Series C Preferred Stock then outstanding shall be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the Series C Original Price per share of Series C Preferred Stock, plus accrued or declared dividends that are then unpaid for each share of Series C Preferred Stock then held by them (the “Series C Preference Amount”) and (iv) each holder of Series C-1 Preferred Stock then outstanding shall be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the Series C-1 Original Price per share of Series C-1 Preferred Stock, plus accrued or declared dividends that are then unpaid for each share of Series C-1 Preferred Stock then held by them (the “Series C-1 Preference Amount”), subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares. If, upon the occurrence of a Liquidating Event, the assets and funds distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid Series A Preference Amount, Series B Preference Amount, Series C Preference Amount and Series C-1 Preference Amount, as applicable, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Preferred Stock in proportion to the aggregate of the Series A Preference Amount, the Series B Preference Amount, the Series C Preference Amount and the Series C-1 Preference Amount (collectively, the “Preference Amount”) each such holder is entitled to receive. After payment has been made to the holders of Preferred Stock of the full Preference Amount to which they shall be entitled as aforesaid, any remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Corporation’s Common Stock and Preferred Stock as if such shares of Preferred Stock had been converted voluntarily into Common Stock immediately prior to such Liquidating Event; provided, however, that in determining the Series A Conversion Ratio for the aforesaid calculation each share of Series A Preferred Stock shall first be deemed to have been paid a dividend payment in the amount of the applicable Convertible Dividend.
          2. Written notice of any such Liquidating Event stating a payment date, the place where such payment shall be made, the amount of each payment in liquidation and the amount of dividends to be paid shall be given by first class mail, postage prepaid, not less than ten (10) days prior to the payment date stated therein, to each holder of record of the Preferred Stock at such holder’s address as shown in the records of the Corporation; provided, that such ten (10) day notice period may be shortened or waived upon the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, consenting or voting separately as a single class; and, provided further, that, to the extent not waived, any holder of Preferred Stock may convert its shares of Preferred Stock to Common Stock during such ten (10) day (or lesser) notice period at any time prior to the payment date stated in such notice.
          3. A “Liquidating Event” shall mean (a) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or (b) a transaction or series of related transactions resulting in any of the following: (1) a sale, lease, transfer, exchange or other disposition of all or substantially all the assets of the Corporation, (2) a merger, consolidation, sale or reorganization as a result of which stockholders of the Corporation immediately prior to such merger, consolidation, sale or reorganization either (A) possess less than 50% of the voting power of the acquiring, surviving or successor entity immediately following such merger, consolidation, sale or reorganization or (B) do not possess the voting power of the acquiring, surviving or successor entity immediately following such merger, consolidation, sale or reorganization in substantially the same proportions as such stockholders possessed immediately prior thereto, or (3) the transfer by one or more stockholders of the Corporation of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of the Corporation; provided, however, if the holders of a majority of the shares of Preferred Stock then outstanding so elect by giving written notice to the Corporation before the effective date of a merger, consolidation, sale or reorganization that would otherwise be a Liquidating Event as defined herein, such merger, consolidation, sale or reorganization shall not be deemed a Liquidating Event and the provisions of Subsection E.7 shall apply, and provided further, that a “Liquidating Event” shall not include any transaction or series of related transactions principally undertaken for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted, or a combination thereof. Upon the occurrence of any Liquidating Event that would involve the distribution of assets other than cash with respect to the outstanding shares of Preferred Stock, the amount of such distribution shall be the fair market value thereof at the time of such distribution as determined in good faith by the Board of Directors of the Corporation, and any securities to be distributed in such event shall be valued as follows.
               (a) Securities not subject to investment letter or other similar restrictions on free marketability covered by subsection (ii) hereof:
                    (i) if traded on a securities exchange or through the Nasdaq Global Market or Nasdaq Capital Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30 day period ending three (3) business days prior to the closing;
                    (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30 day period ending three (3) business days prior to the closing; and
                    (iii) if there is no active public market, the value shall be the fair market value thereof, as reasonably determined by the Board of Directors of the Corporation in good faith.
               (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as provided in clauses (A), (B) or (C) of subsection (i) hereof, to reflect the adjusted fair market value thereof, as reasonably determined by the Board of Directors of the Corporation in good faith.
     C. Redemption.
          1. At any time on or after March 17, 2013, to the extent all shares of Preferred Stock have not been previously redeemed or converted, the holders of a majority of the shares of Preferred Stock then outstanding (the “Electing Holders”), voting together as a single class, may require the Corporation, to the extent that it may lawfully do so, to redeem, subject to the provisions of this Subsection C.1, all of the then outstanding shares of Preferred Stock in three (3) annual installments (each date on which such redemption occurs, a “Redemption Date”); provided that the Corporation shall receive written notice (the “Redemption Notice”) from the Electing Holders requesting such redemption in accordance with this Section C. The number of shares of Preferred Stock that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Preferred Stock outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section C.1 shall be redeemed from each holder of Preferred Stock on a pro rata basis, based on the number of shares of Preferred Stock then held. Promptly following receipt by the Corporation of the Redemption Notice (but in no event later than thirty (30) days following receipt by the Corporation of the Redemption Notice), the Electing Holders and the Corporation shall set the initial Redemption Date, such initial Redemption Date to occur within one hundred eighty (180) days following receipt by the Corporation of the Redemption Notice. The Corporation shall redeem such shares of Preferred Stock at a redemption price equal to the greater of (i) the Series A Preference Amount, the Series B Preference Amount, the Series C Preference Amount or the Series C-1 Preference Amount, as applicable, as of the applicable Redemption Date, or (ii) the fair market value per share of the Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock or the Series C-1 Preferred Stock, as applicable, as of the applicable Redemption Date (the determination of the current fair market value of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series C-1 Preferred Stock, as applicable, as of the applicable Redemption Date (without any discount for minority ownership interest, illiquidity or otherwise) to be based on a valuation of the Corporation as finally determined by an independent third party appraiser mutually acceptable to the Board of Directors (excluding those members of the Board of Directors elected solely by the holders of Preferred Stock pursuant to Subsection D.3) and the holders of at least a majority of the then outstanding shares of Preferred Stock) as of the applicable Redemption Date (such greater amount with respect to the Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock or the Series C-1 Preferred Stock, as applicable, the “Redemption Price”), from any source of funds legally available therefor, until all shares of Preferred Stock for which redemption has been so requested have been redeemed or converted. If no funds or insufficient funds are legally available at the time of any Redemption Date to redeem all of the shares of Preferred Stock then due to be redeemed, then the Corporation shall redeem shares of Preferred Stock from holders thereof pro rata based upon the aggregate Redemption Price of the shares to be redeemed, and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available. Shares of Preferred Stock that are subject to redemption but that have not been redeemed and the Redemption Price paid or set aside with respect thereto due to insufficient legally available funds shall continue to be entitled to the dividend, conversion and other rights, preferences, privileges and restrictions of such Preferred Stock until such shares have been redeemed and the Redemption Price has been paid or set aside thereto.
          2. At least twenty (20) calendar days but not more than sixty (60) calendar days prior to each Redemption Date, written notice (the “Company Redemption Notice”) shall be mailed, postage prepaid, by the Corporation to each holder of Preferred Stock to be redeemed on such Redemption Date at its post office address last shown on the records of the Corporation, specifying the Redemption Date, the Redemption Price, the place at which payment may be obtained and the date on which such holder’s conversion rights as to such shares terminate, and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed on the next Redemption Date. On a Redemption Date, the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unissued shares. From and after a Redemption Date, unless there shall have been a default in payment of the Redemption Price, all dividends on the Preferred Stock redeemed on such Redemption Date shall cease to accrue, all rights of the holders of such shares as holders of Preferred Stock of the Corporation (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Each holder of shares of Preferred Stock to be redeemed on such Redemption Date shall surrender the certificate or certificates representing such shares to the Corporation at the Corporation’s principal executive office on or before the applicable Redemption Date, and thereupon the Corporation shall pay the Redemption Price for such shares to be paid as described in Subsection C.1 in immediately available funds, by wire transfer to an account designated by the holder of such shares or by certified or bank check payable to the order of such holder. Each stock certificate surrendered for redemption shall be canceled and retired.
          3. On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Company Redemption Notice and not yet converted with a bank or trust company having aggregate capital and surplus in excess of $25,000,000 as a trust fund for the benefit of the holders of the shares designated for redemption. Any moneys deposited by the Corporation pursuant to this Subsection C.3 for the redemption of shares that are thereafter converted into shares of Common Stock pursuant to Section E hereof shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Subsection C.3 remaining unclaimed at the expiration of ninety (90) days following the third and final Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors, after which the holders of such shares called for redemption shall be entitled only to receive payment of the Redemption Price from the Corporation.
     D. Voting.
          1. General Rights. Except as otherwise expressly provided herein or as required by law, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could then be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be reduced to the nearest whole number.
          2. Protective Provisions.
               (a) In addition to any other rights provided by law or as set forth in this Restated Certificate of Incorporation, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, consenting or voting separately as a single class, take any of the following actions (whether by merger, consolidation, recapitalization or otherwise):
                    (i) effect a sale, lease, license or other disposition of all or substantially all of the Corporation’s assets, or effect a sale or other disposition which results in the holders of the Corporation’s capital stock prior to the transaction owning less than fifty percent (50%) of the voting power of the Corporation’s capital stock after the transaction;

                    (ii) authorize any merger, consolidation or share exchange between the Corporation and another entity;
                    (iii) redeem, purchase or otherwise acquire for value any shares of Common Stock or any Preferred Stock (other than employee, director or consultant shares repurchased at cost pursuant to a restricted stock purchase agreement or other similar arrangements as approved by the Board of Directors of the Corporation, or pursuant to Section C), or pay or declare any dividend or distribution on any shares other than Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series C-1 Preferred Stock;
                    (iv) authorize any shares of capital stock superior to or on parity with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series C-1 Preferred Stock or any securities exchangeable, convertible or exercisable for such stock;
                    (v) alter or change any of the powers, preferences, privileges or rights of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series C-1 Preferred Stock, or increase or decrease the total number of authorized shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series C-1 Preferred Stock;
                    (vi) reclassify any shares of Common Stock or any other class or series of capital stock into shares having preferences superior to or on parity with the Preferred Stock or effect any other recapitalization of the Corporation;
                    (vii) amend, repeal or add to any provision of this Restated Certificate of Incorporation or the Corporation’s Bylaws (the “Bylaws”) as in effect on the date this Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Filing Date”);
                    (viii) authorize the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or its business;
                    (ix) authorize any public offering other than a Qualified Public Offering (as defined below);
                    (x) authorize any borrowing by the Corporation in excess of $100,000 (other than borrowings specified in an annual budget previously approved by the Board of Directors of the Corporation) or create any material lien or security interest on its properties or assets (other than as approved by a majority of the Corporation’s Board of Directors, including a majority of the directors appointed by the holders of Preferred Stock pursuant to Subsection D.3 below);
                    (xi) except as approved by the Corporation’s Board of Directors, authorize any loan or advance except (x) for ordinary travel, entertainment and similar expenses, (y) pursuant to any employee stock option plan or stock purchase agreement approved by the Board of Directors of the Corporation, or (z) advances to any employees not in excess of $10,000 in the aggregate or guaranty any indebtedness except for trade accounts of the Corporation or any subsidiary acting in the ordinary course of its business;

                    (xii) except as otherwise permitted under clause (xi) above or as duly authorized and approved in accordance with Section 144 of the General Corporation Law, authorize any transaction with any of the Corporation’s officers, directors, employees or affiliates except in the ordinary course of business and pursuant to the reasonable requirements of the Corporation’s business and upon fair and reasonable terms at least as fair as could have been obtained on an arm’s length basis, or as approved by the Board of Directors of the Corporation;
                    (xiii) cause the Corporation to become subject to any agreement that would restrict the Corporation’s performance of its obligations under the terms of this Restated Certificate of Incorporation or the Bylaws (as may be amended from time to time in accordance herewith), or the documents and agreements executed and delivered in connection with the issuance of shares of Preferred Stock;
                    (xiv) authorize the Corporation to own, purchase or acquire any stock, obligations or securities of, or any interest in, or make any contribution to, any other person or entity, or own, purchase or acquire any property not used in the ordinary course of business, except that the Corporation and its subsidiaries may invest in certain investment grade securities as specified in the documents and agreements executed and delivered in connection with the issuance of shares of Preferred Stock;
                    (xv) pursue any material business opportunities outside of the development, sales and marketing of ophthalmologic pharmaceuticals and therapies; or
                    (xvi) hire (as an employee, officer, consultant or otherwise) any family member, or spouse thereof, of any stockholder or officer of the Corporation, unless such hiring has received the prior approval of each of the directors appointed by the holders of the Preferred Stock pursuant to Subsection D.3 below.
               (b) In addition to any other rights provided by law or as set forth in this Restated Certificate of Incorporation, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least three fourths (3/4) of the then outstanding shares of Series C-1 Preferred Stock, consenting or voting separately as a single class, take any of the following actions (whether by merger, consolidation, recapitalization or otherwise):
                    (i) amend or waive any of the powers, preferences, privileges or rights of either the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series C-1 Preferred Stock in a manner that does not so affect the other series of Preferred Stock; or
                    (ii) amend or waive the powers, preferences, privileges or rights of the Series C-1 Preferred Stock under Section F.3 below.
               (c) In addition to any other rights provided by law or as set forth in this Restated Certificate of Incorporation, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least three fourths (3/4) of the then outstanding shares of Series C Preferred Stock, consenting or voting separately as a single class, take any of the following actions (whether by merger, consolidation, recapitalization or otherwise):
                    (i) amend or waive any of the powers, preferences, privileges or rights of either the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series C-1 Preferred Stock in a manner that does not so affect the other series of Preferred Stock; or
                    (ii) amend or waive the powers, preferences, privileges or rights of the Series C Preferred Stock under Section F.3 below.
               (d) In addition to any other rights provided by law or as set forth in this Restated Certificate of Incorporation, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least three fourths (3/4) of the then outstanding shares of Series B Preferred Stock, consenting or voting separately as a single class, take any of the following actions (whether by merger, consolidation, recapitalization or otherwise):
                    (i) amend or waive any of the powers, preferences, privileges or rights of either the Series A Preferred Stock, the Series B Preferred, the Series C Preferred Stock or the Series C-1 Preferred Stock in a manner that does not so affect the other series of Preferred Stock; or
                    (ii) amend or waive the powers, preferences, privileges or rights of the Series B Preferred Stock under Section F.3 below.
               (e) In addition to any other rights provided by law or as set forth in this Restated Certificate of Incorporation, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least two thirds (2/3) of the then outstanding shares of Series A Preferred Stock, consenting or voting separately as a single class, take any of the following actions (whether by merger, consolidation, recapitalization or otherwise):
                    (i) amend or waive any of the powers, preferences, privileges or rights of either the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series C-1 Preferred Stock in a manner that does not so affect the other series of Preferred Stock; or
                    (ii) amend or waive the powers, preferences, privileges or rights of the Series A Preferred Stock under Section F.3 below.
          3. Election of Directors. The number of directors of the Corporation shall be set in accordance with the Corporation’s Bylaws. For so long as any shares of Preferred Stock remain outstanding, at each meeting of the stockholders held for the election of directors, or upon the taking of a written consent of stockholders for such purpose, the holders of Preferred Stock shall be entitled, voting as a separate class, to elect five (5) members of the Board of Directors of the Corporation. All remaining directors of the Corporation shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class on an as-

converted basis. In the case of any vacancy (other than a vacancy caused by removal by vote of the stockholders in accordance with applicable law or this Restated Certificate of Incorporation) in the office of a director occurring among the directors elected by the holders of Preferred Stock pursuant to this Subsection C.3, the remaining directors so elected by the Preferred Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of Preferred Stock, voting together as a single class on an as-converted basis), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of Preferred Stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of Preferred Stock, in accordance with the Bylaws of the Corporation, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of a majority of the shares of the Preferred Stock represented at a meeting or pursuant to written consent.
     E. Conversion Rights. Each share of Preferred Stock shall be convertible at the option of the holder thereof, at any time after the issuance of such share, into fully paid and nonassessable shares of Common Stock of the Corporation. The number of shares of Common Stock into which each share of the Series A Preferred Stock may be converted shall be determined by multiplying each share of Series A Preferred Stock by a fraction (the “Series A Conversion Ratio”) (1) the numerator of which is the sum of (a) $1.18565 plus (b) an amount (which shall not be less than zero) equal to the Convertible Dividend (as defined below) for such share of Series A Preferred Stock minus the amount of the Convertible Dividend that previously has been paid with respect to such share of Series A Preferred Stock, and (2) the denominator of which is the Series A Conversion Price (determined as hereinafter provided) in effect at the time of the conversion. The “Convertible Dividend” means, with respect to each share of Series A Preferred Stock, the amount of the accrued and unpaid dividends on such share of Series A Preferred Stock from the original issuance date of such share through November 21, 2005. The number of shares of Common Stock into which each share of the Series B Preferred Stock may be converted shall be determined by multiplying each share of Series B Preferred Stock by a fraction (the “Series B Conversion Ratio”) (1) the numerator of which is $1.31084 and (2) the denominator of which is the Series B Conversion Price (determined as hereinafter provided) in effect at the time of the conversion. The number of shares of Common Stock into which each share of the Series C Preferred Stock may be converted shall be determined by multiplying each share of Series C Preferred Stock by a fraction (the “Series C Conversion Ratio”) (1) the numerator of which is $1.51943 and (2) the denominator of which is the Series C Conversion Price (determined as hereinafter provided) in effect at the time of the conversion. The number of shares of Common Stock into which each share of the Series C-1 Preferred Stock may be converted shall be determined by multiplying each share of Series C-1 Preferred Stock by a fraction (the “Series C-1 Conversion Ratio”) (1) the numerator of which is $1.51943 and (2) the denominator of which is the Series C-1 Conversion Price (determined as hereinafter provided) in effect at the time of the conversion. For avoidance of doubt, any accrued and unpaid dividend (other than the Convertible Dividend) with respect to any share of Preferred Stock shall be disregarded upon conversion of such share Preferred Stock and upon such conversion the right of the holder of such share of Preferred Stock to receive such accrued and unpaid dividend shall terminate.
     For purposes of determining the Series A Conversion Ratio, dividends paid on any share of Series A Preferred Stock shall be applied first to the payment of all unpaid dividends on such share of Series A Preferred Stock that have accrued after November 21, 2005 and then to the payment of the Convertible Dividend with respect to such share of Series A Preferred Stock.
          1. Conversion Price. Before any adjustment pursuant to Section F hereof, the Series A Conversion Price shall be equal to $1.18565 (the “Series A Original Price”), the Series B Conversion Price shall be equal to $1.31084 (the “Series B Original Price”), the Series C Conversion Price shall be equal to $1.51943 (the “Series C Original Price”) and the Series C-1 Conversion Price shall be equal to $1.51943 (the “Series C-1 Original Price”).
          2. Mechanics of Conversion. The holder of any shares of Preferred Stock may exercise the conversion rights as to such shares or any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation or accompanied by a written instrument or instruments of transfer (if required by it), accompanied by written notice stating that the holder elects to convert all or a number of such shares represented by the certificate or certificates. Such notice shall also state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.” As promptly as practicable thereafter the Corporation shall issue and deliver to such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Subsection E.3 below. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate upon the Conversion Date, except only the right of the holder thereof to receive shares of Common Stock in exchange therefor. The holder shall be deemed to have become a stockholder of record with respect to the shares of Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.
          3. Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Preferred

Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined in good faith by the Corporation’s Board of Directors.
          4. Payment of Taxes. The Corporation shall pay any and all issue and transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
          5. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all the Preferred Stock from time to time outstanding. The Corporation shall from time to time use its best effort to obtain necessary director and stockholder approvals, in accordance with the laws of the State of Delaware, to increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding, and shall take all such actions as are necessary to increase such authorized amount of Common Stock upon obtaining such approvals. Before taking any action that would cause an adjustment reducing the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series C-1 Conversion Price below the then-par value of the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series C-1 Preferred Stock, as applicable, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price, the Series B Conversion Price, Series C Conversion Price or Series C-1 Conversion Price, as applicable.
          6. Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Subsection F.1), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change.
          7. Reorganizations, Mergers or Consolidations. In case of any consolidation or merger of the Corporation with or into another corporation (other than a consolidation, merger or sale treated as a Liquidating Event pursuant to Subsection B.3 above), each share of Preferred

Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series C-1 Preferred Stock, as applicable, would have been entitled upon such consolidation, merger or sale; and in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions of Sections E and F with respect to the rights and interest thereafter of the holders of Preferred Stock, to the end that the provisions set forth in Sections E and F shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.
          8. Listing of Shares Issuable Upon Conversion. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.
          9. Valid Issuance. All shares of Common Stock that may be issued upon conversion of the shares of Preferred Stock will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.
          10. No Dilution or Impairment. The Corporation will not, without first obtaining any vote(s) required by Section D.2 of this Article V, by amendment of this Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of Sections E and F and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.
     F. Adjustment of Conversion Price. The Conversion Price from time to time in effect shall be subject to adjustment from time to time as follows.
          1. Stock Splits, Dividends and Combinations. In case the Corporation shall at any time subdivide the outstanding shares of Common Stock or shall issue a dividend in Common Stock on its outstanding Common Stock without a corresponding subdivision of or dividend on the Preferred Stock, the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series C-1 Preferred Stock in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock into a lesser number of shares of Common Stock without a corresponding combination of the Preferred Stock, the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series C-1

Preferred Stock in effect immediately prior to such combination shall be proportionately increased, concurrently with the effectiveness of such subdivision, dividend or combination, as the case may be.
          2. Noncash Dividends, Stock Purchase Rights, Capital Reorganizations and Dissolutions. In case:
               (a) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or any other distribution, payable otherwise than in cash; or
               (b) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or
               (c) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another Corporation that is not a Liquidating Event or conveyance of all or substantially all of the assets of the Corporation to another corporation that is not a Liquidating Event;
then, and in any such case, the Corporation shall cause to be mailed to the transfer agent for the Preferred Stock and to the holders of record of the outstanding Preferred Stock, at least ten (10) days prior to the date hereinafter specified, a notice stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights, or (ii) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.
          3. Issuances at Less Than the Conversion Price. Upon the issuance or sale by the Corporation of:
               (a) Common Stock for a consideration per share less than any Series A Conversion Price, any Series B Conversion Price, any Series C Conversion Price or any Series C-1 Conversion Price in effect immediately prior to the time of such issue or sale; or
               (b) any Stock Purchase Rights (as hereinafter defined) where the consideration per share for which shares of Common Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities (as hereinafter defined), upon the subsequent conversion or exchange of such Convertible Securities) shall be less than any Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series C-1 Conversion Price in effect immediately prior to the time of the issue or sale of such Stock Purchase Rights; or
               (c) any Convertible Securities where the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than any Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series C-1 Conversion Price in effect immediately prior to the time of the issue or sale of such Convertible Securities;
other than an issuance of Common Stock pursuant to Subsections F.1 or F.6 hereof (any such issuance shall be referred to hereinafter as a “Dilutive Issuance”), then, if such Dilutive Issuance occurs prior to February 26, 2010 with respect to the Series C Preferred Stock or Series C-1 Preferred Stock, forthwith upon such issue or sale, the Series C Conversion Price or Series C-1 Conversion Price, as applicable, shall be reduced concurrently with such issue to a price equal to the lowest per share consideration actually received by the Corporation for such Common Stock or Common Stock underlying such Stock Purchase Rights or Convertible Securities in such Dilutive Issuance. If a Dilutive Issuance occurs on or after July 7, 2007 with respect to the Series A Preferred Stock, November 22, 2007 with respect to the Series B Preferred Stock or February 26, 2010 with respect to the Series C Preferred Stock or Series C-1 Preferred Stock, then forthwith upon such issue or sale, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series C-1 Conversion Price, as applicable, shall be reduced concurrently with such issue in order to increase the number of shares of Common Stock into which the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series C-1 Preferred Stock, as applicable, is convertible to a price (calculated to the nearest cent) determined by the following formula:
where:

CP1	=	the Conversion Price as so adjusted;

CP	=	the former Conversion Price immediately prior to the Dilutive Issuance;

N	=	the number of shares of Common Stock outstanding immediately prior to such issuance (or deemed issuance) assuming exercise or conversion of all outstanding Convertible Securities and Stock Purchase Rights;

C	=	the number of shares of Common Stock that the aggregate consideration received or deemed to be received by the Corporation for the total number of additional securities so issued or deemed to be issued would purchase if the purchase price per share were equal to CP; and

AS	=	the number of shares of Common Stock so issued or deemed to be issued.
Notwithstanding the foregoing, no Conversion Price shall at such time be reduced if such reduction would be an amount less than $.01, but any such amount shall be carried forward and deduction with respect thereto made at the time of and together with any subsequent reduction that, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

          4. Defined Terms. For purposes of this Section F, the following provisions will be applicable.
               (a) “Convertible Securities” shall mean evidences of indebtedness, shares of stock (including, without limitation, the Preferred Stock) or other securities that are convertible into or exchangeable for, with or without payment of additional consideration, shares of Common Stock.
               (b) “Stock Purchase Rights” shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock or any Convertible Securities.
               (c) Convertible Securities and Stock Purchase Rights shall be deemed outstanding and issued or sold at the time of such issue or sale.
          5. Determination of Consideration. The “consideration actually received” by the Corporation for the issuance, sale, grant or assumption of shares of Common Stock, Stock Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued as follows:
               (a) in the case of cash, the net amount received by the Corporation after deduction of any accrued interest or dividends and before deducting any expenses paid or incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection with such issue or sale;
               (b) in the case of consideration other than cash, the fair market value of such consideration, which shall not include the value of any Convertible Securities being converted or exchanged, as determined by the Board of Directors of the Corporation in good faith, after deducting any accrued interest or dividends; and
               (c) with respect to the issuance of Stock Purchase Rights and Convertible Securities, the total consideration, if any, received by the Corporation as consideration for the issuance of the Stock Purchase Rights or the Convertible Securities, as the case may be, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such Stock Purchase Rights or upon the conversion or exchange of such Convertible Securities, as the case may be, in each case after deducting any accrued interest or dividends.
In the event of any change in (i) the consideration, if any, payable upon exercise of any Stock Purchase Rights or upon the conversion or exchange of any Convertible Securities, or (ii) the rate at which any Convertible Securities are convertible into or exchangeable for shares of Common Stock, the Conversion Price as computed upon the original issue thereof shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such Stock Purchase Rights or Convertible Securities provided for such changed purchase price, consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any Stock Purchase Rights not exercised or of any right to convert or exchange under any Convertible Securities not exercised, the Conversion Price then in effect shall forthwith be increased to the Conversion Price that would have been in effect at the time of such expiration had such Stock Purchase Rights or Convertible Securities never been issued. No readjustment of the Conversion Price pursuant to this paragraph shall (A) increase the Conversion Price by an amount in excess of the adjustment originally made to the Conversion Price in respect of the issue, sale or grant of the applicable Stock Purchase Rights or Convertible Securities, or (B) require any adjustment to the amount paid or number of shares of Common Stock received by any holder of Preferred Stock upon any conversion of any share of Preferred Stock prior to the date upon which such readjustment to the Conversion Price shall occur.
          6. Exclusions for Adjustment for Issuances at Less Than the Conversion Price. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of any Conversion Price in the case of: (a) the issuance of shares of Common Stock upon exercise of stock options issued or issuable pursuant to that certain Alimera Sciences, Inc. 2004 Incentive Stock Plan adopted on July 7, 2004, or that certain Alimera Sciences, Inc. 2005 Incentive Stock Plan adopted on November 21, 2005, and as in effect from time to time, (b) the issuance of securities in a Qualified Public Offering; (c) the issuance of shares of Common Stock issued upon conversion of Preferred Stock or upon exercise of Convertible Securities or Stock Purchase Rights outstanding on the Filing Date; (d) the issuance of shares of Common Stock or Preferred Stock issued by way of dividend or other comparable distribution on the Preferred Stock; (e) the issuance of shares of Common Stock, or securities exercisable for or convertible into Common Stock, in the aggregate not to exceed 1,000,000 shares, as adjusted for any stock dividend, split, combination or other similar recapitalization affecting such shares, of Common Stock, issued to banks or equipment lessors pursuant to equipment or other financing arrangements (and not principally for the purposes of raising capital) approved by a majority of the directors selected by the holders of Preferred Stock pursuant to Subsection D.3 hereof (and if no such directors are in office, each such issuance that is approved by holders of at least a majority of the outstanding Preferred Stock voting together as a single class on an as-converted basis); (f) the issuance of shares of Common Stock, or securities exercisable for or convertible into Common Stock, in the aggregate not to exceed 1,000,000 shares, as adjusted for any stock dividend, split, combination or other similar recapitalization affecting such shares, of Common Stock, issued pursuant to a strategic or collaborative relationship with, or the acquisition of, another company by the Corporation pursuant to a plan, agreement or other arrangement (and not principally for the purposes of raising capital) approved by each of the directors selected by the holders of the Preferred Stock pursuant to Subsection D.3 hereof (and if no such directors are in office, each such issuance that is approved by holders of a majority of the outstanding Preferred Stock, voting together as a single class on an as-converted basis) or (g) the issuance of shares of Series C-1 Preferred Stock and warrants exercisable therefor pursuant to that certain Series C-1 Preferred Stock and Warrant Purchase Agreement by and among the Corporation and the other parties thereto, dated as of August 25, 2009 (as may be amended from time to time, the “Series C-1 Purchase Agreement”), including, for the avoidance of doubt, the issuance of shares of Series C-1 Preferred Stock issued upon exercise of such warrants and the issuance of shares of Common Stock issued upon the conversion of any shares of Series C-1 Preferred Stock contemplated by this Subsection F.6(g)). The issuances or sales described in this Subsection F.6 shall be ignored for purposes of calculating any adjustment to any Conversion Price
          7. Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price, Series C

Conversion Price or Series C-1 Conversion Price pursuant to this Section F, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof, and prepare and furnish to each holder of Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written notice at any time of any affected holder of Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Conversion Price at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s shares.
     G. Mandatory Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then-applicable conversion rate upon the occurrence of a closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock of the Corporation to the public where the Corporation receives proceeds of more than $50,000,000 (net of underwriters discounts and commissions), and the price per share to the public is not less than five (5) times the Series A Original Price, subject to adjustment in the event of any stock dividends, stock splits or the like (a “Qualified Public Offering”). In addition, each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable conversion rate upon the affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting separately as a single class. All holders of record of shares of Preferred Stock will be given at least thirty (30) days prior written notice of the date fixed for mandatory conversion of the Preferred Stock and the event causing the mandatory conversion of the Preferred Stock into Common Stock. Such notice shall be sent by first class mail, postage prepaid, to each holder of record of Preferred Stock at such holder’s address as shown in the records of the Corporation. On or before the date so fixed for conversion, each holder of shares of the Preferred Stock shall surrender the certificate or certificates for all such shares to the Corporation at the place designated in such notice and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled. All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion on such date shall, from and after such date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The mechanics for conversion and other provisions relating to conversion of Preferred Stock into Common Stock set forth elsewhere in this Restated Certificate of Incorporation shall apply to the mandatory conversion of the Preferred Stock.
     H. Special Mandatory Conversion.
          1. In the event that on or after the Filing Date a holder of shares of Preferred Stock is deemed to be a Defaulting Investor (as such term is defined in the Series C-1 Purchase Agreement); then each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock then held by such Defaulting Investor (and any transferee thereof) shall be converted automatically and without further action on the part of such holder (or transferee thereof), effective as of the close of the Corporation’s regular business on the Warrant Exercise Date (as defined in the Series C-1 Purchase Agreement) into shares of Common Stock at the then-applicable conversion rate for each such series of Preferred Stock. From and after the Warrant Exercise Date, and until replacement certificates have been issued and delivered in accordance with Section H.2 below, the certificate or certificates representing shares of Preferred Stock converted pursuant to this Section H shall represent the shares of Common Stock into which such shares of Preferred Stock were converted.
          2. The holder of any shares of Preferred Stock converted pursuant to this Section H shall promptly deliver to the Corporation during regular business hours at the office of any transfer agent of the Corporation for the Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to the Corporation. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Common Stock to be issued and such holder shall be deemed to have become a stockholder of record with respect to such shares of Common Stock as of the Warrant Exercise Date, unless the transfer books of the Corporation are closed on that date, in which event such holder shall be deemed to have become a stockholder of record with respect to such shares of Common Stock on the next succeeding date on which the transfer books are open. All shares of Preferred Stock converted pursuant to this Section H shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate upon the Warrant Exercise Date, except only the right of the holder thereof to receive shares of Common Stock in exchange therefore.
ARTICLE VI
     The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of Preferred Stock set forth herein. The holders of the Common Stock are entitled to one vote for each share of Common Stock held by them at all meetings of stockholders (and for all written actions of stockholders in lieu of meetings).
ARTICLE VII
     The number of directors of the Corporation, which constitute the whole Board of Directors of the Corporation, may be fixed by the Bylaws of the Corporation. Elections of directors may be, but shall not be required to be, by written ballot.
ARTICLE VIII
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.
ARTICLE IX
     The Corporation is to have perpetual existence.

ARTICLE X
     Notwithstanding the provisions of Section 242 of the General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation.
ARTICLE XI
     To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, no present or former director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE XII
     The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact such person is or was a director, officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.
ARTICLE XIII
     The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.
ARTICLE XIV
     All provisions relating to any exchange, reclassification or cancellation of issued shares are set forth in this Restated Certificate of Incorporation.

ARTICLE XV
     Any shares of Preferred Stock redeemed, purchased, converted or otherwise acquired by the Corporation shall be deemed retired and shall be cancelled and may not under any circumstances thereafter be reissued or otherwise disposed of by the Corporation.
* * *
     THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.
     FOURTH: That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Prior Restated Certificate, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 25th day of August, 2009.

/s/ C. Daniel Myers C. Daniel Myers, President